                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                (Amendment No. 1)

                                FOR REGISTRATION
                        OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         AMERICAN ITALIAN PASTA COMPANY
             (Exact name of registrant as specified in its charter)

                Delaware                                         84-1032638
(State of incorporation or organization)                      (I.R.S. Employer
                                                             Identification No.)

4100 N. Mulberry Drive, Suite 200, Kansas City, Missouri           64116
         (Address of principal executive offices)                (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.  | X |

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box. | __ |

Securities Act registration statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class                Name of each exchange on which
            to be so registered                each class is to be registered
     Series A Participating Cumulative            New York Stock Exchange
      Preferred Stock Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

     This Form  8-A/A  amends  and  supplements  the Form 8-A filed by  American
Italian  Pasta  Company and dated  December  14,  1998 with  respect to Series A
Participating Cumulative Preferred Stock Purchase Rights.

Item 1.  Description of Registrant's Securities to be Registered.

     On December 31, 2002 American Italian Pasta Company (the "Company") amended the Rights Agreement dated as of December 3, 1998 between American Italian Pasta
Company and UMB Bank, N.A., as Rights Agent (the "Rights Agreement").

     The amendment of the Rights Agreement has effected the following changes:

     1)   added the definition of "Institutional  Investor," which is defined to mean a Person  (as  defined  in the  Rights  Agreement)  who (a) has a
          Schedule  13G on file  with the  Securities  and  Exchange  Commission pursuant  to the  requirements  of Rule  13d-1  under  the  Securities
          Exchange Act of 1934, as amended ("Exchange Act"), with respect to its holdings  of  shares  of  Common  Stock  (as  defined  in  the  Rights
          Agreement) ("Schedule 13G"), so long as (i) such Person is principally engaged in the business of managing  investment funds for unaffiliated securities investors and, as part of such Person's duties as agent for fully managed accounts, holds or exercises voting or dispositive power over  shares of Common  Stock,  (ii) such person  acquires  Beneficial
          Ownership  (as  defined in the Rights  Agreement)  of shares of Common
          Stock pursuant to trading activities undertaken in the ordinary course of such  Person's  business  and not with the purposes nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the  direction of the  management  and policies of the
          Company or of  otherwise  changing or  influencing  the control of the
          Company, nor in connection with or as a participant in any transaction having such purpose or effect,  including any  transaction  subject to
          Rule  13d-3(b)  of the  Exchange  Act,  and (iii) if such  Person is a
          Person  included in Rule  13d-1(b)(1)(ii)  of the Exchange  Act,  such
          Person is not  obligated  to, and does not,  file a Schedule  13D with respect to the  securities of the Company,  and (b) is deemed to be an
          Institutional  Investor by the Board of Directors  of the Company,  in
          their sole discretion; and

     2)   amended  the  definition  of  "Acquiring  Person" to  provide  that an
          Institutional Investor will not become an Acquiring Person unless such
          Institutional  Investor is the Beneficial  Owner of 20% or more of the shares of Common Stock then outstanding.

     The  foregoing  summary of the  amendment  to the Rights  Agreement  is not complete and is qualified  in its entirety by reference to the  Certificate  and
First Amendment to Rights Agreement, which is incorporated by reference herein.

Item 2.  Exhibits

     1.   Certificate and First Amendment to Rights Agreement, which is attached as Exhibit 4 to the  Company's  Form 8-K filed on January 6, 2003,  is incorporated by reference herein.

                                    SIGNATURE

     Pursuant to the  requirements of Section 12 of the Securities  Exchange Act of 1934, as amended, the Registrant has duly caused this Registration  Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       AMERICAN ITALIAN PASTA COMPANY

                                       By:  /s/ Warren B. Schmidgall
                                          --------------------------------------
                                            Warren B. Schmidgall
                                            Executive Vice President and
                                            Chief Financial Officer

Date:  June 15, 2004